Execution

AMENDMENT TO AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT

This Amendment (the “Amendment”) is entered into and effective as of May 7, 2026 amending the Amended and Restated Master Custodian Agreement dated as of July 15, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) by and between State Street Bank and Trust Company (the “Custodian”) and each management investment company identified on Appendix A thereto (in each case, a “Fund”), including, if applicable, each series of the Fund identified on Appendix A thereto.

W I T N E S S E T H:

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.

Amendment and Restatement of Appendix A. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto in order to amend such Appendix A to reflect the share class of each Portfolio identified therein that offers a class of exchange-traded shares that operates as an exchange-traded fund as an “ETF Client.”

2.

Provision of ETF Services. New Section 21 (Provision of ETF Services), as reflected in Exhibit 1 to this Amendment and which shall apply only with respect to the ETF Clients, is hereby added to the Agreement as Section 21 (Provision of ETF Services) thereof.

3.	Use of Data. Section 20.12 (Use of Data) is hereby amended to add the following language to the end of section (a) thereof:

“Each party may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such confidential information must be disclosed under obligations of confidentiality.”

4.	Delegation. New Section 22 (Delegation) as reflected on Exhibit 2 to this Amendment is hereby added to the Agreement as Section 22 (Delegation) thereof.

5.	Defined Terms. Terms used in this Amendment but not defined herein shall have the meaning ascribed to them in the Agreement.

6.

One Agreement. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

7.

Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

8.

Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH OF THE MANAGEMENT INVESTMENT COMPANIES AND SERIES

SET FORTH ON APPENDIX A HERETO

By:	/s/ Marc J. Cardella
Name:	Marc J. Cardella
Title:	SMD, Principal Financial Officer, Nuveen

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Julie Fisher
Name:	Julie Fisher
Title:	Senior Vice President

Appendix A

Nuveen Investment Trust II, on behalf of

Nuveen Dividend Growth Fund

ETF Class*

Nuveen Investment Funds, Inc., on behalf of

Nuveen Global Infrastructure Fund

ETF Class*

* = ETF Client

A-1

Exhibit 1

SECTION 21. PROVISION OF ETF SERVICES.

SECTION 21.1 ETF CLIENT AND DEFINED TERMS. Appendix A hereto reflects as an “ETF Client” the share class of each Portfolio identified therein that offers a class of exchange-traded shares that operates as an exchange-traded fund and that will issue and redeem shares only in aggregations of a specified number of shares, each called a “Creation Unit,” generally in exchange for a basket of securities and/or instruments and a specified cash payment, as more fully described in the Portfolio’s currently effective prospectus and statement of additional information (collectively, the “Prospectus”). Capitalized terms used in this Section 21 without definition shall have the meanings given to them in the Prospectus. For the avoidance of doubt, this Section 21 will only apply with respect to each ETF share class of the Portfolio(s) identified as ETF Clients on Appendix A.

SECTION 21.2 DETERMINATION OF FUND DEPOSIT, ETC. Subject to and in accordance with the directions of the Investment Manager, the Custodian shall determine for each Portfolio with respect to its ETF Client after the end of each trading day on the exchange upon which such ETF Client is traded (the “Exchange”), in accordance with Board policies and the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities and the Fund Securities, (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as described in the Prospectus) required for the issuance or redemption, as the case may be, of Creation Units on such date. The Custodian shall provide or cause to be provided this information to the Portfolio’s distributor and other persons as instructed according to Board policies and shall disseminate such information on each day that the Exchange is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the Exchange.

SECTION 21.3 ALLOCATION OF DEPOSIT SECURITY SHORTFALLS. Each Portfolio with respect to its ETF Client acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including the Portfolio (collectively, the “ETF Custody Clients”). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.

SECTION 21.4 CREATION AND REDEMPTION OF CREATION UNITS.

1)

Creation. The Custodian shall receive and deposit into the Portfolio’s account such payments as are received for ETF Client shares issued or sold in Creation Units. The Custodian will provide timely notification to the Portfolio on behalf of its ETF Client and the Transfer Agent of any receipt of such payments by the Custodian.

2)

Redemption. Upon receipt of instructions from the Portfolio’s Transfer Agent, the Custodian shall set aside funds and securities of the Portfolio on behalf of its ETF Client to the extent available for payment to, or in accordance with the instructions of, Authorized Participants who have delivered to the Transfer Agent a request for redemption of their shares, in Creation Units, which shall have been accepted by the Transfer Agent, the applicable Fund Securities (or such securities in lieu thereof as may be designated by the Investment Manager in accordance with the Prospectus) for such Portfolio on behalf of its ETF Client and the Cash Redemption Amount, if applicable, less any applicable Redemption Transaction Fee. The Custodian will transfer the applicable Fund Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable Redemption Transaction Fee) due to the Authorized Participant on redemption shall be effected through the DTC system or through wire transfer in the case of redemptions effected outside of the DTC system.

Exhibit 2

SECTION 22. DELEGATION.

The Custodian shall have the right, without the consent or approval of any Fund, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services provided pursuant to this Agreement other than services required by applicable law to be performed by an Eligible Foreign Custodian, U.S. Securities System or Foreign Securities System (each, a “Delegate” and collectively, the “Delegates”) without the consent or approval of the Fund. The Custodian shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Custodian had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a written fee schedule, the Custodian shall be responsible for the compensation of its Delegates. Notwithstanding the foregoing, in no event shall the term Delegate include sub-custodians, Eligible Foreign Custodians, U.S. Securities Systems and Foreign Securities Systems, and the Custodian shall have no liability for their acts or omissions except as otherwise expressly provided elsewhere in this Agreement.

The Custodian will provide the Fund with information regarding its global operating model for the delivery of the services provided hereunder on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Custodian that perform or may perform parts of the services (excluding services performed by Eligible Foreign Custodians, U.S. Securities Systems and Foreign Securities Systems), and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time.

Nothing in this section shall limit or restrict the Custodian’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.